Exhibit 10.1

November 9, 2020

William Geist

Re:        Employment Agreement

Dear Will:

Quanterix Corporation (the “Company”) is pleased to offer you the full-time position of Chief Operating Officer, reporting to me. Your start date will be on or before November 16, 2020. We are excited about the prospect of you joining our team.

1.                  Base Salary: The Company will pay you a salary at an annual rate of $400,000.00, paid at a bi-weekly rate of $15,384.62, subject to periodic review and adjustment at the discretion of the Company.

2.                  Bonus: You will be eligible to receive an annual performance bonus beginning with the Company’s 2021 performance year. Your annual bonus target will be up to $200,000.00 (the “Target Bonus”). The actual amount earned will be subject to the achievement of the metrics and goals established by the Company. The annual bonus will be subject to approval by and adjustment at the discretion of the Company, and the terms of any applicable bonus plan or award. You must be actively employed by the Company on the date the annual bonus is paid to receive the bonus.

3.                  Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including medical insurance, dental insurance, 401K Plan and match, ESPP, Flexible Spending Account, term life insurance, and short and long term disability insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible to receive paid vacation time. You will be eligible for up to 20 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

William Geist

Employment Agreement

4.                  Sign-On Equity Award: You will be eligible to receive a sign-on equity award consisting of 40,045 restricted stock units (RSUs). Your RSUs will vest over three (3) years, with one-third vesting on the first anniversary of your actual start date. The remainder will vest ratably on a monthly basis over the next two years. Your award will also be subject to the terms of our 2017 Employee, Director and Consultant Equity Incentive Plan and the Company’s form of award agreements.

5.               Sign-On Cash Payment: As further inducement to joining our Company and in consideration of amounts forfeited by leaving your present position, you will be eligible to receive a sign-on cash payment in the amount of $530,000.00, with $200,000.00 payable as soon as practicable after your actual start date and the balance of $330,000.00 payable on February 28, 2021. You will be required to repay 50% of your sign-on cash payment should you voluntarily terminate your employment with the Company without Good Reason (as defined below) within one year of your start date.

6.               Long Term Equity Incentive Award: You will also be eligible to receive an annual equity grant as part of the Company’s next long term equity incentive award cycle, which we expect to commence in the first quarter of 2021. The Company will target a grant date fair value of the annual equity awards of up to $800,000.00. The value of your award will be discretionary and will be subject to your achievement of the metrics and goals established by the Company. Your equity grant will be subject to valuation methodologies and other terms and conditions applicable to other similarly situated executives of the Company, and will be subject to Compensation Committee approval.

7.               Relocation. In connection with your employment with the Company, you will be required to relocate to the Greater Boston, Massachusetts area by July 1, 2021. The Company will reimburse your reasonable relocation expenses (including costs related to the packing, moving, and unpacking of your household goods, personal effects and automobiles, travel expenses, up to two (2) house hunting trip for you and your spouse, up to three (3) months temporary housing expenses, and closing costs and commissions on the sale of your current home, but not including any loss on the sale of your home) (the “Relocation Expenses”). The Company will pay you an additional amount sufficient to cover any taxes based on payments and reimbursements made to you under this Section such that the net amount retained after-tax by you is equal to the amount of such payments and reimbursements in their non-taxable form (the “Relocation Gross-Up”). The Relocation Gross-Up will be paid in accordance with the normal payroll practices of the Company and, to the extent required, in accordance with any applicable provision of Code Section 409A. Without limiting the generality of the foregoing, all payments under this Section will be made in accordance with policies established by the Company from time to time and be subject to receipt by the Company of receipts and other appropriate documentation. You will be required to repay 50% of the amounts paid to you under this Section should you voluntarily terminate your employment with the Company without Good Reason (as defined below) within one year of your start date.

William Geist

Employment Agreement

8.               At-Will Employment; Accrued Obligations: Your employment is “at will,” meaning you or the Company may terminate your employment at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the “Accrued Obligations,” defined as (1) your base salary through the date of termination; (2) an amount equal to the value of your accrued unused vacation days; (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed; and (4) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which you have earned under any plan or agreement of or with the Company through the date of termination.

9.               Severance: Without limiting the at-will nature of your employment relationship, if the Company terminates your employment without Cause, or if you resign for Good Reason, the Company shall provide you with the following termination benefits (the “Termination Benefits”):

(a)	Salary Continuation Payments. Continuation of your base salary for a period of twelve (12) months after the date of termination (the “Severance Period”) at the salary rate then in effect.

(b)	Target Bonus. An amount equal to your applicable annual target bonus for the year of termination, paid in one lump sum on the Company’s next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(c)	Equity Acceleration. Notwithstanding anything to the contrary in any applicable equity plan or award agreement, outstanding but unvested equity awards that would have vested during the Severance Period had you remained employed during such time shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, or (B) the effective date of the separation agreement described below.

William Geist

Employment Agreement

(d)	Health Benefits Continuation. Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, (x) in the event that the Severance Period extends beyond eighteen (18) months following your date of termination, or (y) if the Company otherwise determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether COBRA continuation coverage remains available (i.e., in the event that the Severance Period extends beyond eighteen (18) months following your date of termination) and shall end on the earlier of (1) the end of the Severance Period, (2) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; or (3) the last day of the twenty-fourth (24th) calendar month following your termination date.

If the Company terminates your employment without Cause, or if you resign for Good Reason, and the effective date of such termination occurs within the 90 day period immediately preceding or the twelve (12) month period immediately following a Change-in-Control (such period the “Change-in-Control Period” and such termination a “Change-in-Control Termination”), then in addition to the Termination Benefits set forth immediately above:

Equity Acceleration. Notwithstanding anything to the contrary in any applicable equity plan or award agreement, all of your outstanding but unvested equity awards shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, or (B) the effective date of the separation agreement described below, or (C) as of the Change-in-Control.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless (a) within 60 days of your date of termination, you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company, which shall include a general release in favor of the Company and related persons and entities, and other provisions regarding non-competition, confidentiality, cooperation, non-disparagement and the like as may be included in the Company’s then current form of separation agreement (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, and (b) you comply with the terms of your Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement or any other similar agreements with the Company. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and the first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment.

William Geist

Employment Agreement

For purposes of this Section:

“Cause” means the occurrence of any of the following (and, if applicable, that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of a circumstance subject to the Cause Process): (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company, or material violation of your Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement; (ii) dishonesty, gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (vi) continued, willful and deliberate non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability).

“Cause Process” means that (1) the Company has reasonably determined in good faith that a “Cause” condition has occurred; (2) the Company has notified you in writing of the first occurrence of the Cause condition within 60 days of the first occurrence of such condition; (3) you are provided a period of 30 days following such notice (the “Cause Cure Period”) to remedy the condition; (4) notwithstanding such efforts, the Company reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (5) the Company terminates your employment within 30 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. The Company shall not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the Cause Cure Period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured, and shall not be subject to the requirements of the Cause Process.

William Geist

Employment Agreement

“Change-in-Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Good Reason” means that you have complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting or a material portion of the similarly situated senior level employees of the Company and that does not adversely affect you to a greater extent than such similarly situated employees; (iii) in the Change-in-Control Period, a material reduction in your compensation (which includes base salary, bonus opportunities, and long term incentive opportunities); and (iv) a change in the geographic location at which you must regularly report to work and perform services of more than thirty (30)miles, except for required travel on the Company’s business; or (v) a material breach by the Company of any of its obligations to you under its employment agreements with you.

“Good Reason Process” means that (1) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (3) the Company is provided with a period of 30 days following such notice (the “Cure Period”) to remedy the condition; (4) notwithstanding such efforts, you reasonably and in good faith determine at the end of the Cure Period that the Good Reason condition continues to exist; and (5) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

William Geist

Employment Agreement

10.               Section 280G:

(a)	If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change-in-Control (for purposes of this Section, a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be either: (i) the full amount of such Payment; or (ii) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(b)	With respect to Section 10(a), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (i) cash payments; (ii) taxable benefits; (iii) nontaxable benefits; and (iv) accelerated vesting of equity awards in a manner that maximizes the amount to be received by you.

(c)	The determination of whether Section 10(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)	You may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 10(a)(i) or (ii) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or you, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, you shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of your receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 10(a)(ii) not been applied until the date of payment.

William Geist

Employment Agreement

11.              Section 409A: Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.              No Guarantee of Tax Consequences: The Company makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code.

13.              No Mitigation: In no event, except as set forth expressly in this or another agreement signed by you, shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and, subject to the aforesaid exception, such amounts shall not be reduced whether or not you obtain other employment.

William Geist

Employment Agreement

14.              Return of Company Property: Upon termination of employment for any reason, you shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Company, and you shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliated entities or containing any trade secrets relating to the Company or its affiliated entities. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of employment that you have complied with the foregoing provisions of this Section.

15.              Assistance with Claims: You agree that, consistent with your business and personal affairs, during and after your employment by the Company, you will assist the Company and its affiliated entities in the defense of any claims, or potential claims that may be made or are threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and its affiliated entities in the prosecution of any claims that may be made by the Company or its affiliated entities in any Proceeding, to the extent that such claims may relate to your employment or the period of your employment by the Company. The Company agrees to reimburse you for your reasonable out-of-pocket expenses associated with such assistance, including travel expenses. Any amounts to be paid to you pursuant to this Section 15 shall be paid by the Company within no later than thirty (30) days of the date on which you provide documentation to the Company that such expenses were incurred.

16.              Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

17.              Restrictive Covenants: You will be required to sign the Company’s “Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement” as a condition of your employment. A copy of that Agreement is enclosed. If the Company elects to enforce a non-competition provision for which post-employment payments are required under applicable law (“Non-Competition Payment”), the Company may apply the amount of any Non-Competition Payment to the Termination Benefits.

18.              Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Quanterix. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me.

William Geist

Employment Agreement

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

William Geist

Employment Agreement

Sincerely,

/s/ Kevin Hrusovsky

Kevin Hrusovsky
CEO and Executive Chairman

AGREED TO AND ACCEPTED

/s/ William Geist
William Geist

Date: November 2, 2020